EXHIBIT 12.1
MINDSPEED TECHNOLOGIES, INC.
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our consolidated ratio of earnings to fixed changes for the periods indicated.

	Six Months	Year Ended
	Ended Apr. 3	Oct. 3,	Sept. 28,	Sept. 29,	Sept. 30,	Oct. 1,
	2009	2008	2007	2006	2005	2004
	(dollars in thousands, except per share amounts)
Earnings:
Income/(loss) before income taxes	$(17,858)	$7,846	$(21,803)	$(22,665)	$(62,259)	$(92,526)
Add: Fixed charges	1,930	4,434	4,368	4,771	4,205	2,243

	$(15,928)	$12,280	$(17,435)	$(17,894)	$(58,054)	$(90,283)

Fixed Charges:
Interest expense	$902	$2,360	$2,241	$2,231	$1,788	$—
Interest portion of rental expense	1,028	2,074	2,127	2,540	2,417	2,243

	$1,930	$4,434	$4,368	$4,771	$4,205	$2,243

Ratio of earnings to fixed charges (1)	—	2.8	—	—	—	—

Deficiency of earnings to fixed charges	$(17,858)	—	$(21,803)	$(22,665)	$(62,259)	$(92,526)

(1)	Our earnings were insufficient to cover our fixed charges in the six months ended April 3, 2009 and each of the twelve months ended 2004 through 2007.